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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                           Contact:
                           Robert A. Virtue, President & CEO
                           Douglas A. Virtue, Executive Vice President
                           Robert E. Dose, Chief Financial Officer
                           Virco Mfg. Corporation
                           (310) 533-0474

              VIRCO COMPLETES FINANCING ARRANGEMENT FOR FISCAL 2005

Torrance, California - January 26, 2005: Virco Mfg. Corporation (AMEX: VIR) announced today that it has completed its financing arrangement for fiscal 2005 in the following letter to shareholders from Robert A. Virtue, President and
CEO:

We're again happy to report that our long relationship with Wells Fargo will continue with a newly restructured operating loan for 2005. Our line of credit will be increased from $57,500,000 to $60,000,000, providing additional liquidity for peak season inventories and receivables. Terms of our new loan can be reviewed on the SEC's EDGAR system.

Early trends for bid results, incoming orders and margins continue to be encouraging. Because overall volume is relatively low at this time of year, a few large orders can skew results and create misleading trends. Nonetheless, we are seeing improvement in these three critical areas that suggest demand and prices will both show healthy improvement in 2005.

Shipments for the fourth quarter continue to deliver disappointing margins, due to previously reported increases in raw material and freight costs. As these older orders work their way through the system we believe margins will gradually return to historical levels. Full margin recovery may not occur until the second or third quarters of 2005.

We've repeatedly explained the importance of off-season financing as part of our ATS operating model, which builds versatile component inventories during winter and spring for peak summer assembly and delivery. In this key strategic activity, we believe that Wells Fargo has truly been a supportive partner to whom we extend our thanks.

All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company's intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company's control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in the Company's Form 10-Q for the quarter ended October 31, 2004. The Company disclaims any intention or obligation to update these forward-looking statements.

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